Exhibit 99.1

[Logo of Genworth Financial appears here]	N E W S R E L E A S E 6620 West Broad Street Richmond, Virginia 23230

Genworth Corrects Table Calculation

Richmond, VA (July 9, 2004) – A press release from Genworth Financial, Inc. (NYSE: GNW) issued earlier today should have said that the pro forma net operating earnings per share for the six months ended June 30, 2004 were $1.07 for Basic and Diluted shares rather than $1.03. This change has no impact on any other reported number contained in the release.

A copy of the corrected table is attached below. The complete release, as corrected, is posted on the company’s website, www.genworth.com.

RECONCILIATION OF COMPANY NET EARNINGS TO PRO FORMA NET OPERATING EARNINGS

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(Amounts in millions, except per share amounts)	2004	2003	2004	2003	2003
	(Unaudited)
Net earnings	$268	$364	$540	$695	$1,081
Net earnings from discontinued operations, net of taxes	—	(99)	—	(176)	(186)
(Gain) loss on sale of discontinued operations, net of taxes	—	—	(7)	—	74
Cumulative effect of accounting change, net of taxes	—	—	(5)	—	—

Net earnings from continuing operations	268	265	528	519	969

Excluded assets and liabilities (a)	6	(10)	7	(10)	(15)
Reinsurance transactions (b)	(4)	(2)	—	(17)	(20)
Capital structure and other (c)	(9)	(11)	(18)	(21)	(42)

Pro forma net earnings from continuing operations	261	242	517	471	892

Net realized investment (gains) losses on investments, net of taxes	(4)	14	(14)	1	(25)
One-time taxes charge relating to initial public offering	22	—	22	—	—

Pro forma net operating earnings	$279	$256	$525	$472	$867

Net earnings per share
Basic	$0.55	$0.74	$1.10	$1.42	$2.21

Diluted	$0.55	$0.74	$1.10	$1.42	$2.20

Net earnings from continuing operations per share
Basic	$0.55	$0.54	$1.08	$1.06	$1.98

Diluted	$0.55	$0.54	$1.08	$1.06	$1.97

Pro forma net earnings from continuing operations per share
Basic	$0.53	$0.49	$1.06	$0.96	$1.82

Diluted	$0.53	$0.49	$1.05	$0.96	$1.82

Pro forma net operating earnings per share
Basic	$0.57	$0.52	$1.07	$0.96	$1.77

Diluted	$0.57	$0.52	$1.07	$0.96	$1.77

Pro forma shares outstanding:
Basic	489.5	489.5	489.5	489.5	489.5
Diluted	490.9	490.9	490.9	490.9	490.9

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Contact Information:

Media:	Mike Kachel, 804.662.2534

mike.kachel@genworth.com

Investors:	Jean Peters, 804.662.2693

jean.peters@genworth.com